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                                                                    EXHIBIT 8.1


                                November 6, 1998



F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, Pennsylvania 16148

Guaranty Bank & Trust Company
1340 E. Venice Avenue
Venice, Florida 34292-2246


         Re: Agreement and Plan of Merger under which Guaranty Bank & Trust Company will merge with and into Southwest Interim Bank No. 5, N.A., a wholly-owned subsidiary of F.N.B. Corporation

Ladies/Gentlemen:

         We have acted as special counsel to F.N.B. Corporation ("FNB") in connection with the proposed merger (the "Merger") of Guaranty Bank & Trust Company ("Guaranty") with and into Southwest Interim Bank No. 5, N.A. ("Interim"), a wholly-owned subsidiary of FNB, pursuant to the terms of and as described in that certain Agreement and Plan of Merger (the "Merger Agreement") dated as of August 20, 1998 and amended as of October 15, 1998, by and among FNB, Guaranty and Interim, described in the FNB Registration Statement on Form S-4, to be filed with the Securities and Exchange Commission on or about November 10, 1998 (the "Registration Statement"). At your request, in connection with the filing by FNB of the Registration Statement and the Proxy Statement-Prospectus of Guaranty and FNB (the "Proxy Statement-Prospectus") included as part of the Registration Statement, we are rendering our opinion concerning certain federal income tax consequences of the Merger. Unless otherwise indicated, all capitalized terms used in this opinion have the same meaning as used in the Proxy Statement-Prospectus.

         For purposes of rendering our opinion herein, we have conducted an examination of the Internal Revenue Code of 1986, as amended (the "Code"), and such other applicable laws, regulations, rulings, decisions, documents and records as we have deemed necessary. With respect to factual matters, we have relied upon the Merger Agreement, including, without limitation, the representations of the parties set forth therein, and upon certain statements and representations made to us in certificates by officers of FNB and Guaranty, in each case without independent verification thereof. With the consent of FNB and Guaranty, we have relied on the accuracy and completeness of the statements and representations contained in such certificates and have assumed that such certificates will be complete and accurate as



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F.N.B. Corporation
Guaranty Bank & Trust Company
November 6, 1998
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of the Effective Time. We have also relied on the accuracy and completeness of the Proxy Statement-Prospectus. In addition, for purposes of this opinion, we have assumed that at least fifty percent of the outstanding shares of Guaranty Common Stock will be exchanged for FNB Common Stock in the Merger, and that the shares of Guaranty Common Stock constitute capital assets in the hands of each holder thereof.

         Based on the foregoing, and subject to the qualifications set forth below, we are of the opinion that under the Code:

         (1) The Merger will constitute a reorganization under Code ss.ss.368(a)(1)(A) and 368(a)(2)(D), and FNB, Interim and Guaranty will each be a party to the reorganization within the meaning of Code ss.368(b).

         (2) Holders of shares of Guaranty Common Stock who exchange such shares solely for shares of FNB Common Stock will not recognize gain or loss on the exchange.

         (3) The federal income tax basis of shares of FNB Common Stock received in exchange for shares of Guaranty Common Stock will be equal to the holder's basis of the shares of Guaranty Common Stock surrendered in exchange therefor, and the holding period of such FNB Common Stock will include the holding period of the Guaranty Common Stock surrendered in exchange therefor.

         (4) The receipt of cash in lieu of fractional shares will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by FNB, and capital gain or loss will be recognized in an amount equal to the difference between the cash received and the basis of the fractional share of FNB Common Stock surrendered.

         (5) A holder of Guaranty Common Stock who exercises appraisal rights will recognize capital gain or loss equal to the difference between the cash received and such holder's tax basis in the Guaranty Common Stock exchanged.

         The opinions expressed herein are based upon our interpretation of existing legal authorities, and no assurance can be given that such interpretations would be followed if the exchange of shares contemplated by the Merger became the subject of administrative or judicial proceedings. Statements of opinion herein are opinions only and should not be interpreted as guarantees of the current status of the law, nor should they be accepted as a guarantee that a court of law or administrative agency will concur in such statement.

         No opinion is expressed with respect to any of the following:

         (i) The appropriate method to determine the fair market value of any stock or other consideration received in any sale or exchange;



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F.N.B. Corporation
Guaranty Bank & Trust Company
November 6, 1998
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         (ii) The state, local or foreign tax consequences of any aspect of the
Merger; or

         (iii) The federal income tax consequences of any aspect of the Merger to holders of Guaranty Common Stock who are subject to special tax treatment for federal income tax purposes, including among others, life insurance companies, tax exempt entities and foreign taxpayers, or to holders of warrants or options to purchase Guaranty Common Stock, if any, which are exchanged for or converted into options or warrants to acquire FNB Common Stock.

         We expressly consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to this opinion in the Proxy Statement-Prospectus. In giving this opinion, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                                Very truly yours,

                                                SMITH, GAMBRELL & RUSSELL, LLP

                                                /s/ David W. Santi

                                                David W. Santi